Exhibit 21
ZILA, INC.
SUBSIDIARY LIST
Zila, Inc. (Delaware)
Zila Biotechnology, Inc. (Arizona)
Zila Limited (United Kingdom)
Zila Pharmaceuticals, Inc. (Nevada)
Zila Technical, Inc. (Arizona)
Professional Dental Technologies, Inc. (Nevada)